Exhibit 10(gg)
G&K SERVICES, INC.
RESTATED EQUITY INCENTIVE PLAN (2013)

TERMS OF CFO
RESTRICTED STOCK GRANT

Pursuant to a letter (the “Grant Letter”) addressed and delivered to you from G&K Services, Inc. (the “Company”), and subject to your acceptance in accordance with paragraph 1 below, the Compensation Committee (the “Committee”) of the Company’s Board of Directors has granted you restricted shares of Class A Common Stock, $0.50 par value per share, of the Company (the “Stock”) pursuant to the terms of the G&K Services, Inc. Restated Equity Incentive Plan (2013) (the “Plan”). A copy of the Plan is enclosed herewith. The terms of your Stock are governed by the provisions of the Plan generally and the specific terms set forth below. Your Grant Letter and this statement of terms are your Award Agreement under the Plan. In the event of any conflict or inconsistency between the terms set forth below and the provisions of the Plan, the provisions of the Plan shall govern and control.

1.	Grant of Stock
Subject to your acceptance in accordance with this paragraph 1, the Company grants you the aggregate number of shares of Stock set forth in the Grant Letter, in accordance with the Plan. To accept the Stock, you must, within 14 days of the Grant Date, log into your account at http://www.cpushareownerservices.com/cpuportal/index.jsp and select the ‘Acknowledge Grant’ button associated with your grant. Upon such acceptance, the Stock shall be issued of record in your name in “book-entry” form, without stock certificates, and shall be registered on the books of the Company maintained by the Company's transfer agent.

2.	Rights of Employee
Upon the acceptance and issuance of the Stock, you will become a shareholder with respect to the Stock and shall have all of the rights of a shareholder with respect to such Stock, including the right to vote such Stock and to receive all dividends and other distributions paid with respect to such Stock; provided, however, that such Stock shall be subject to the restrictions set forth in paragraph 3 below.

3.	Restrictions
You agree that at all times prior to the vesting of the Stock as contemplated by paragraph 4 below:

a)	You will not sell, transfer, pledge, hypothecate or otherwise encumber the Stock; and

b)
If your employment with the Company is voluntarily or involuntarily terminated for any reason whatsoever, or you violate the terms of any confidentiality agreement, non-solicitation covenant or covenant not to compete, however delineated, subject to paragraph 4 below, you will, for no consideration, forfeit and transfer to the Company all shares of Stock that remain subject to the restrictions set forth in this paragraph 3.

c)
Subject to the lapse of the restrictions set forth in subparagraphs (a) and (b) of this paragraph 3, the Stock registered on the books of the Company maintained by the Company's transfer agent shall bear such restrictive notations and be subject to such stop transfer instructions as the Company shall deem necessary or appropriate in light of such restrictions.

1.	Lapse of Restrictions

a)
Except as set forth in subparagraph 4(b) and 4(c) below, half of your grant will follow the restrictions set forth in paragraph 3 above shall lapse with respect to one-fifth of the Stock on the one year anniversary of the “Grant Date” set forth in the Grant Letter, and one-fifth of the Stock on each of the next four successive anniversaries of such date (each individually a “Vesting Date”) and half of your grant will follow the restrictions set forth in paragraph 3 above shall lapse with respect to one-third of the Stock on the one year anniversary of the “Grant Date” set forth in the Grant Letter, and one-third of the Stock on each of the next two successive anniversaries of such date (each individually a “Vesting Date”) . In the event that you cease to be an employee of the Company prior to any Vesting Date, the Stock scheduled to vest on such Vesting Date, and all Stock scheduled to vest in the future, shall not vest and all rights to and under such non-vested Stock will terminate.

b)
If at the time that you terminate employment with the Company you have attained the age of 60 and have completed at least five years of continuous service with the Company, then the restrictions set forth in paragraph 3 above shall lapse with respect to that portion of the Stock that is not yet vested as set forth in subparagraph 4(a) above in two substantially equal installments, the first installment to vest on the first anniversary of your retirement date, as established by the Company, and the second installment to vest on the second anniversary of your retirement date.

c)
If you should die or terminate employment as a result of a disability while you are an employee of the Company or any of its subsidiaries, then the restrictions set forth in paragraph 3 above shall lapse on the date of death or termination of employment. For purposes hereof, you will be considered to have a “disability” if you have physical, mental or emotional limits caused by a current sickness or injury and, due to these limits, you are not able to perform, on a full-time basis, the major duties of your own job with or without reasonable accommodation (e.g., if you are required, on average, to work more than 40 hours per week, you will not be considered to have a “disability” if you are able to perform the major duties of your employment for 40 hours per week); you will not be considered to have a disability if you perform any work for wage or profit, and the loss of a professional or occupational license will not, in and of itself, constitute a “disability.”

d)
Within 30 days after the date that the restrictions set forth in subparagraphs (a) and (b) of paragraph 3 have lapsed with respect to shares of Stock and such shares have become vested, free and clear of all restrictions, except as provided in the Plan, the Company shall instruct its transfer agent to remove any restrictive notations and stop transfer instructions placed on the Stock register in connection with such restrictions.

2.	Copy of Plan
By the accepting the Stock, you acknowledge receipt of a copy of the Plan, the terms and conditions of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.

3.	Administration
The agreement and understanding regarding the Stock shall at all times be subject to the terms and conditions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to the terms set forth herein shall be final and binding upon you. In the event of any conflict between the provisions set forth herein and those set forth in the Plan, the provisions of the Plan shall govern and control.

4.	Continuation of Employment
The agreement and understanding regarding the Stock shall not confer upon you, and shall not be construed to confer upon you, any right to continue in the employ of the Company for any period of time, and shall not limit the rights of the Company in its sole discretion, to terminate your employment at any time, with or without cause, for any reason or no reason, or to change your assignment or rate of compensation.

5.	Withholding of Tax
To the extent that the receipt of the Stock, the lapse of any restrictions thereon, or your attainment of age 60 with at least five years of continuous service results in income to you for federal or state income tax purposes, you shall deliver to the Company at the time of such receipt, lapse, or attainment, as the case may be, such amount of money or shares of unrestricted Stock, as permitted by the Plan, as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income, including accelerating lapse restrictions with respect to a sufficient number of shares of Stock to cover withholding obligations.

6.	Section 83(b) Election
You understand that you (and not the Company) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated herein. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You understand that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date restrictions on the Stock lapse. In this context, “restriction” includes, without limitation, the vesting restrictions set forth in paragraph 3 hereof. You understand that you may elect to be taxed at the time the Award of restricted Stock is made rather than when and as the restrictions on the Stock lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Grant Date, as defined in your Grant Letter. In the event you file an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and you shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF YOU REQUEST THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON YOUR BEHALF.

7.	Further Assurances
By accepting the Stock discussed herein, you agree to execute such papers, agreements, assignments, or documents of title as may be necessary or desirable to effect the purposes described herein and carry out its provisions.

8.	Governing Law
The agreement and understanding regarding the Stock, and its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

9.	Amendments
Except as provided in the Plan, this Award Agreement may be amended only by a written agreement executed by the Company and you.

10.	Entire Agreement
The provisions set forth herein and those contained in the Grant Letter and the Plan embody the entire agreement and understanding between you and the Company with respect to the matters covered herein, in the Grant Letter and in the Plan, and such provisions may only be modified pursuant to a written agreement signed by the party to be charged.

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